Fifth Street Asset Management Inc. Announces Reduction in Base Management Fee

at Fifth Street Finance Corp.

GREENWICH, CT, January 20, 2016 – Fifth Street Asset Management Inc. (NASDAQ:FSAM) (“FSAM”) today announced that on January 19, 2016, Fifth Street Management LLC (“FSM”), a subsidiary of FSAM and the investment adviser to Fifth Street Finance Corp. (NASDAQ:FSC) (“FSC”), recommended and, with the approval of the FSC Board of Directors, agreed to an amendment to the investment management agreement to permanently reduce base management fees. Effective as of January 1, 2016, the base management fee on FSC’s total gross assets (excluding cash and cash equivalents) has been reduced from 2.00% to 1.75%.

“In light of the changing market environment and continued pressure on fee structures, as the investment adviser to FSC, we and the FSC Board of Directors made a decision to permanently reduce the base management fees in line with FSC’s peers. We believe that the permanent reduction in base management fees at FSC is a prudent move, should increase FSC’s return on equity and benefit all FSC stockholders,” said Leonard M. Tannenbaum, Chairman and Chief Executive Officer of FSAM.

As previously announced in July 2015, the waiver reducing the base management fee on new equity issuances to 1.00% remains in place.

About Fifth Street Asset Management Inc.

Fifth Street Asset Management Inc. (NASDAQ:FSAM) is a nationally recognized credit-focused asset manager. The firm has over $5 billion of assets under management across two publicly-traded business development companies, Fifth Street Finance Corp. (NASDAQ:FSC) and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR), as well as multiple private investment vehicles. The Fifth Street platform provides innovative and customized financing solutions to small and mid-sized businesses across the capital structure through complementary investment vehicles and co-investment capabilities. With over a 17-year track record focused on disciplined credit investing across multiple economic cycles, Fifth Street is led by a seasoned management team that has issued billions of dollars in public equity, private capital and public debt securities. Fifth Street’s national origination strategy, proven track record and established platform are supported by approximately 80 professionals across locations in Greenwich, Chicago and San Francisco. For more information, please visit fsam.fifthstreetfinance.com

Forward-Looking Statements

This press release may contain, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the fees charged by FSAM to FSC and FSFR, FSAM’s future operating results, dividends by FSAM and business prospects of FSAM. Words such as “believes,” “expects,” “seeks,” “plans,” “should,” “estimates,” “project,” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSAM’s filings with the Securities and Exchange Commission and include changes in the economy, the financial markets and future changes in laws or regulations, competitive conditions in the business development company space and conditions in FSAM’s operating areas. FSAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Senior Vice President, Head of Investor Relations

(203) 681-3720

ir-fsam@fifthstreetfinance.com

Media Contact:

Tom Becker

Sitrick And Company

(212) 573-6100

Tom_Becker@sitrick.com